Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of New Residential Investment Corp. of our reports dated April 6, 2015, relating to the consolidated financial statements of Home Loan Servicing Solutions, Ltd. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to material transactions with a significant related party and the sale of substantially all of the Company’s assets), and the effectiveness of the Company’s internal control over financial reporting, appearing in Exhibit 99.2 to the Current Report on Form 8-K of New Residential Investment Corp. dated April 7, 2015, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA

August 10, 2016